Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into on the 1st day of April 2026 (the “Signing Date”), by and between Stephen Conboy, an individual resident of the State of California (“Consultant”) and CitroTech, Inc., a Wyoming corporation (together with its affiliates, “Company”). Consultant and Company are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Company and Consultant entered into that certain Consulting Agreement dated March 1, 2025 (the “Consulting Agreement”);

WHEREAS, Consultant and Company shall terminate the Consulting Agreement as of the Effective Date and desire to transition Consultant’s role with Company as set forth herein;

WHEREAS, each Party is entering into this Agreement to resolve all outstanding matters between the Parties and to confirm and establish the Parties’ obligations and relationship in the future;

NOW, THEREFORE, for and in consideration of the premises, mutual promises, covenants, conditions, obligations, agreements, warranties, representations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows.

AGREEMENTS

1. Transition; Transition Period. The Parties agree that Consultant will transition from his role as outside Chief Technology Officer of the Company to a new role as an outside Advisor to the CEO of Company, and he shall resign from any and all employment, jobs, positions, titles, offices, or any other capacities related to Company, including without limitation, positions as an officer, director, shareholder, board member, or consultant as on March 31, 2026 (the “Transition Effective Date”). The Parties further agree to a ninety (90) day transition period beginning on the Transition Effective Date and continuing until June 30, 2026 (the “Transition Period”). In connection with the transition, Consultant shall sign all documents necessary to effectuate the transition. Notwithstanding anything to the contrary herein, beginning on March 31, 2026, Consultant shall be responsible for personal expenses (including any car loans or SBA loans) and Company shall use reasonable efforts to remove Consultant as a personal guarantor of any Company vehicles, as applicable.

2. Role Modification. Beginning on the first day of the Transition Period, the Parties agree that Consultant shall not: (i) be involved in any of Company’s internal management or day-to-day operations; (ii) have the right to appoint any director(s); (iii) except as authorized by the Company, contact any Company employees or independent contractors in any way; (iv) enter into any agreements on Company’s behalf; or (v) make any statements on behalf of the Company (unless otherwise expressly set forth herein). The Parties further agree that, beginning on the first day of the Transition Period, Consultant shall: (x) generate new leads for, promote, and serve as an industry champion for Company and adoption of Company technology (provided that except as provided in the Affiliate Agreement, Consultant shall facilitate introductions and provide any and all leads to Company and shall have no right to any resulting customer relationship); (y) provide support and ideas related to new product development and R&D to Company and Company personnel; and (z) transition any and all current and prospective commercial transactions and relationships directly to the CEO.

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3. Obligations During Transition Period. During the Transition Period, Consultant shall: (a) establish a process for, and complete transition or hand-off of, all current and prospective customers, homeowners, and commercial transactions and relationships; and (b) deliver to Company a description of each and every invention in any state of research or development. Consultant shall maintain access and use of Company email address during the Transition Period, provided that, (i) Consultant shall not direct any employees via email or other means; and (ii) Consultant shall not be included in any management discussions via email.

4. Benefits Post-Transition Period.

(a) Preferred Seller. After the Transition Period, Consultant shall have the exclusive right to sell (i) CitroTech-31 and CitroTech-34 (the “Product(s)”), and (ii) CitroSafe Home Systems (the “Systems”), provided that the Products and the Systems may only be sold within twenty-five (25) miles of North Lake Tahoe, California, South Lake Tahoe, California, and Truckee, California (collectively, the “Carve-Out Area”). Consultant shall remain a preferred seller of Company so long as the gross sales generated within the Territory meet or exceed five hundred thousand dollars ($500,000) in 2026, and two million dollars ($2,000,000) in 2027 and each subsequent year (the “Sales Requirement”). Company shall have the right, in its sole discretion, to audit Consultant’s books and records to verify sales within the Territory. So long as Consultant remains a preferred seller of Company’s Products, Company grants Consultant the limited, exclusive, non-assignable, non-transferable, non-sublicenseable, right to use and operate under the name, “Wildfire Pro Shop LLC.”

(b) Preferred Pricing. After the Transition Period, Consultant may purchase the Products at [***] dollars ($[***]) per finished/mixed gallon of Product upon thirty (30) days prior written notice to Company and full pre-payment (including any tax and shipping costs related to shipment from Oceanside, California). Title and risk of loss for any Product contemplated under this Section 4(b) shall transfer to Consultant when the Product is on the loading dock for carrier pick-up at the Company’s facility at Oceanside, California.

5. Compensation. Subject to Consultant’s compliance with the terms of this Agreement, Consultant may be compensated as set forth in this Section 5 (“Compensation”).

(a) Transition Period Payments and Reimbursement. During the Transition Period, Company shall pay Consultant ten thousand dollars ($10,000) per month, paid at the end of each month. Company shall reimburse Consultant for any out-of-pocket expenses during the Transition Period that are preapproved in writing by Company. For the avoidance of doubt, payments of ten thousand dollars ($10,000) per month to Consultant shall be made on April 30, 2026, May 31, 2026 and June 30, 2026.

(b) Royalty Advance and Offset. During the Transition Period, Company shall advance up to two hundred thousand dollars ($200,000) worth of the Products at [***] dollars ($[***]) per finished/mixed gallon of Product (the “Royalty Advance”), provided that, Consultant must pre-pay any tax and shipping costs related to Product shipment from Oceanside, California. After the Transition Period, and in accordance with Section 4(b), above, Consultant shall receive the Products up to the full Royalty Advance amount at [***] dollars ($[***]) per gallon, provided that Consultant shall pre-pay in full, including, without limitation, any taxes and shipping costs. Title and risk of loss for any Product contemplated under this Section 5(b) shall transfer to Consultant when the Product is on the loading dock for carrier pick-up at the Company’s facility at Oceanside, California.

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(c)Stock Compensation.

i. Stock Buy-Back. In connection with the Company closing outside financing of at least ten million dollars ($10,000,000) (the “Financing”), within thirty (30) days of the Company closing the Financing, Company at its election may purchase from or include in any registration statement, one million dollars ($1,000,000) of Consultant’s existing shares of common stock of the Company. For the avoidance of doubt, Company may register up to one million dollars ($1,000,000) of Consultant’s existing shares of common stock of the Company for resale in an offering contemplated it the preceding sentence.

ii. Consultant Stock Sale. After the Transition Period, provided that Consultant’s ownership in Company remains below ten percent (10%) of Company’s issued and outstanding common stock, Consultant may sell up to one thousand (1,000) shares of Company common stock per trading day, subject to compliance with applicable law and SEC regulations.

iii. Restricted Common Stock. Beginning on December 1st of the year that Company exceeds ten million dollars ($10,000,000) in gross revenue, and continuing each year on December 1st thereafter until the seven million, five hundred thousand ($7,500,000) dollar royalty (“Royalty”) is satisfied, Company shall deliver to Consultant one million, five hundred thousand dollars ($1,500,000) worth of restricted common shares (the “Royalty Shares”). The dollar value of the issuance of the Royalty Shares shall be reduced by the amount of any Royalty Advance or Products already received by Consultant pursuant to Section 7(b) above and subject to compliance with applicable law and SEC regulations. Notwithstanding anything to the contrary herein, Company will only issue shares up to the amount at which Consultant’s ownership is less than ten percent (10%) of Company’s issued and outstanding common stock.

(d) Affiliate Agreement. After the Transition Period, Company and the Consultant entity, Wildfire Pro Shop LLC, will, in good faith, negotiate and enter into a mutually agreeable affiliate agreement (“Affiliate Agreement”). Such agreement anticipates Consultant working with outside contractors (and no one inside the Company) to receive a five percent (5%) commission on net sales revenue for Product sales within a territory as defined in the Affiliate Agreement as long as the Consultant abides by all terms of the Affiliate Agreement.

6. Release. In exchange for the Compensation, Consultant hereby compromises, settles, releases and discharges Company and its respective parents, affiliates, predecessors, servants, employees, members, agents, board members, officers, associates, partners, attorneys, legal representatives, insurers, successors and assigns, any present and former agents, servants, employees, officers, members, board members, associates, attorneys, legal representatives, and any parent, subsidiary, affiliated or related business entities, and their insurers and sureties from any matter, accounts, notes, covenant, contracts, agreements, promises, liabilities, damages, losses, costs and expenses whatsoever, known or unknown, accrued or unaccrued, suspected or unsuspected, in law or in equity, whether having arisen or hereafter to arise against Company and its respective and parents, affiliates, predecessors, servants, employees, members, agents, board members, officers, associates, partners, attorneys, legal representatives, insurers, successors and assigns, any present and former agents, servants, employees, officers, members, board members, associates, attorneys, legal representatives, and any parent, subsidiary, affiliated or related business entities, and their insurers and sureties or event occurring contemporaneously with or prior to the execution of this Agreement, including but not limited to all claims arising out his employment, relationship, affiliation or association with Company (including any role as an officer, director, board member, shareholder or consultant), and including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, severance pay, bonuses, contractual obligations, unemployment pay or other unemployment benefits, wage claims, sick leave, holiday pay, vacation pay, life insurance, group medical insurance or any other employment benefit of Company or workers’ compensation or disability claims. Consultant expressly agrees and understands that this release provision extends to any and all claims he may have on the basis of any employment contract, the employment and labor law of the State of California, or discrimination on the basis of race, age, color, religion, sex, creed, national origin, disability, handicap, marital status, familial status or any other reason, including without limitation those claims that he may have under Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act.

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7. Waiver. Consultant hereby agrees it is his intention in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action against Company; and, in furtherance of this intention, Consultant hereby expressly waives any and all rights and benefits conferred upon his by the provisions of any state or federal statute and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action that could possibly be brought against Company. Consultant covenants not to sue or pursue in any agency or court of law any claims against Company, including any and all claims related to this Agreement or Consultant’s past or current relationship, affiliation or association with Company.

8. Payment Suspension. Company reserves the right to suspend Compensation payments (including without limitation, any issuance of Company shares) if Consultant breaches the Agreement or otherwise fails to perform any of its obligations hereunder; provided, however, that Consultant shall have a reasonable opportunity to cure such breach, as determined in Company’s sole discretion.

9. Termination; Liquidated Damages. Notwithstanding anything to the contrary herein, if Consultant breaches Section 3, Section 4(a), Sections 10-14 and Section 25, the Company may immediately cease Compensation payments (including without limitation, any issuance of Company shares) and/or terminate this Agreement without any opportunity to cure. The Parties acknowledge that a breach by Consultant of any of the covenants contained in this Agreement, including, without limitation, the confidentiality, non-disparagement, restrictive covenants and the covenant not to sue provisions, would cause the Company immediate and irreparable harm, the precise amount of which would be difficult to calculate. Accordingly, the Parties agree that, in the event Consultant breaches any such provision, and/or this Agreement is Terminated in accordance with this Section 9, Consultant shall pay the Company liquidated damages in the amount of $1,000,000 for each breach, which the Parties agree represents a fair and reasonable estimate of the damages the Company would suffer and is not a penalty. The Parties further agree that the Company’s election to seek liquidated damages under this Section shall not preclude the Company from seeking injunctive or equitable relief, or any other remedies available at law or in equity, and that the Company may pursue such relief concurrently with or in addition to a claim for liquidated damages. Consultant acknowledges and agrees that this liquidated damages provision is a material term of this Agreement and a condition of the consideration provided by the Company.

10. Confidentiality. The Parties agree to keep the terms of this Agreement confidential and not to disclose or discuss such terms with any third party, including without limitation and in particular, other employees of Company, vendors, suppliers, investors, contractors, business partners, clients and other third parties who do business with Company and the media; provided, however, the Parties may discuss the terms of this Agreement with that Party’s spouse, accountant, tax preparer or attorney (collectively referred to herein as the “Professionals”) or in response to a subpoena or an order from a governmental or regulatory authority, or court of competent jurisdiction; provided, however, that if legally permissible, Consultant agrees to provide Company with notice within one (1) day following receipt of a subpoena or an order from a governmental or regulatory authority, or court of competent jurisdiction, so that Company may, if desired, seek to limit or quash disclosure, and Consultant agrees to support Company at its sole expense in the effort to limit or quash disclosure. Notwithstanding the foregoing, the Parties retain the right to file this Agreement in court, to the extent necessary to secure enforcement of the Agreement.

11. Non-Disclosure. Consultant represents that he has held all of Company’s Confidential Information (as defined herein) confidential and in trust and will continue to do so. Consultant further agrees that he shall not at any time divulge, communicate, use to the detriment of Company, or for the benefit of Consultant or any other business, company, person, partnership, governmental agency, corporation, or other entity, or otherwise misuse or disclose, any of Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of Company, including without limitation proprietary information, financial information, operations, products, services, pricing, customer lists, customer contact information, marketing plans, business policies and practices, or other technical, financial or strategic information.

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12. Restrictive Covenants.

(a) Customer Non-Solicitation. During the Restricted Period, Consultant shall not directly or indirectly, in any capacity, induce or attempt to induce, any customer and/or investor (regardless of whether Consultant initiates contact for such purpose) to: (i) cease doing business with Company or any affiliate; (ii) do business with a Competing Business; or (iii) reduce, restrict or terminate its relationship with the Company or any affiliate.

(b) Consultant/Contractor Non-Solicitation and No-Hire. During the
Restricted Period, Consultant shall not directly or indirectly, in any capacity, induce, attempt to induce, solicit or hire any employee or independent contractor of Company or an affiliate (regardless of whether Consultant initiates contact for such purposes) to: (i) work or provide services to a person other than Company or an affiliate; or (ii) employ and/or establish an independent contractor relationship with any person who is or was an employee or independent contractor of Company or an affiliate at any time during the Reference Period.

(c) Agreement Not to Compete. Except for the sale of Products in the Carve-Out Area (and only for so long as the Sales Requirement has been achieved), Consultant agrees that he will not, either directly or indirectly, (a) for himself, or (b) as a shareholder, owner, partner joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity, participate in a Competing Business within the Territory during the Non-Competition Period.

Definitions for Section 12.

“Business” means the (i) fire retardant, fire suppression, fire inhibition and fire dispersion business; (ii) installation of defense systems associated with the fire retardant, fire suppression, fire inhibition and fire dispersion business; and (iii) products and services not described in subsection (i) or (ii) relating to the fire retardant, fire suppression, fire inhibition and fire dispersion business.

“Competing Business” means any person, concern or entity which is engaged in, and to the extent engaged in, a business that is wholly or partially the same as the Business.

“Customer” means a person or entity which sells to, and/or buys from, the Company.

“Non-Competition Period” means indefinitely following the Transition Effective Date.

“Reference Period” means the twelve (12) month period prior to and subsequent to the Transition Effective Date.

“Restricted Period” means five (5) years following the Transition Effective Date.

“Territory” means (i) the United States of America, (ii) Canada, and (iii) anywhere the Employer is or has conducted the Business within one (1) year prior to the Transition Effective Date.

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13. Inventions.

(a) Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Consultant’s rights, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant has or may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice relating to the Business or adjacent technologies during the period of time in which Consultant has been a consultant of, or otherwise associated, affiliated or involved with Company, including without limitation, any time during which Consultant served as outside Chief Technology Officer (collectively referred to as “Inventions”). Consultant further acknowledges that all Inventions, which are or were made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Consultant’s Compensation, unless regulated otherwise by the mandatory law of the State of Wyoming.

(b) Maintenance of Records. Consultant agrees to use best efforts to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of Consultant’s relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. Consultant agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(c) Previous Obligations. Consultant represents and warrants to the
Company that Consultant has no obligations to any third party that would interfere with or be infringed by the Company’s exclusive ownership rights in and to the Inventions as described above.

(d) No Challenge. Consultant agrees that he shall not, at any time in the future, directly or indirectly aid, assist or participate in any action contesting or seeking to limit the validity, scope or enforceability of any of the Company’s intellectual property in any court, review board or tribunal, or before any patent office or administration anywhere in the world, or knowingly disclose to any third party or to the public, any document, record, prior art or other information that could have the effect of assisting in any current or future action contesting the validity, scope or enforceability of any of the Company’s intellectual property. Consultant expressly waives any and all invalidity and unenforceability claims or defenses that he may have in any future litigation, mediation, arbitration or proceeding of any kind or nature relating to the Company’s intellectual property.

14. Company Property.

(a) Beginning on the Transition Effective Date, Consultant agrees not to: (i) make any physical copies of, or copy to any flash drive, external hard drive, personal cloud drive or “app”, any confidential information or any financial, operational or other data file of Company; (ii) alter, change or corrupt any information or any financial, operational or other data file of Company; or (iii) transmit by email, link, electronic means, to an “app” or third party email address, any confidential information or any financial, operational or other data file of Company.

(b) Prior to the end of the Transition Period, Consultant agrees to return all Company property, including without limitation: files, documents, customer and vendor contact information and telephone lists, keys, computer equipment, mobile telephone, passwords, materials, equipment and tools. To the extent that Consultant has or has access to any of Company’s Confidential Information, Consultant agrees to return it on or before the Transition Effective Date. By accepting the Compensation, Consultant represents and warrants that he has complied with this Section 14, and this Agreement, and will continue to do so.

(c) No rights or licenses to any of Company’s trade secrets, proprietary information, trademarks, copyrights, patents or other intellectual property (collectively, the “Intellectual Property”) are implied or granted to Consultant, and Consultant acknowledges and agrees that he has no right, title or interest in or to any of the Intellectual Property.

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15. No Admission. Each Party further acknowledges and agrees that neither the factof the execution of this Agreement or the Compensation shall be construed, in any way, as an admission of liability by Company. Each Party further understands and agrees that no fact pertaining to the making or consummation of this Agreement, nor the Agreement itself, shall be admissible in any proceeding or cause of action (except in an action to enforce this Agreement) as an admission of any liability or responsibility by Company.

16. Merger Clause. This Agreement constitutes the entire agreement between the Parties, contains all of the final covenants, terms and conditions agreed upon by the Parties with reference to the subject matter hereof, and this Agreement terminates, supersedes, and replaces any and all prior arrangements, understandings, representations, promises, inducements, or other communications, whether written or oral, between the Parties. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the Parties hereto. Each Party acknowledges and represents that no oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. This Agreement can only be amended in writing signed by all of the Parties hereto.

17. Right to Review. The Parties acknowledge that each has discussed this Agreement with his or its own attorney or had the opportunity to discuss this Agreement with an attorney and chose not to do so. The Parties further state and represent that they have each fully reviewed all of the terms of this Agreement and that each Party, by signing below, warrants and affirms that he or it fully understands its terms. The Parties further acknowledge and represent that it is their respective desire, voluntarily and without coercion or influence from any other person or entity, to enter into this Agreement, and the Parties accordingly each do so in any and all capacities as his or its own respective free act and deed.

18. Severability. If any provision of this Agreement or its application to any person or circumstance is held invalid, the invalidity will not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application.

19. Binding Agreement. Each Party agrees that this Agreement constitutes a valid, binding, and enforceable obligation of each Party and that its terms are lawful and fair. Each Party further agrees that the statements, representations, agreements and covenants contained herein are contractual in nature and not mere recitations of fact, and that the agreements and covenants set forth herein shall be binding upon and shall inure to the benefit of the Parties, and their respective heirs, successors, assigns and personal representatives, as the case may be.

20. Authority to Sign. Each Party represents and warrants that each has the mental capacity, authority, partnership, or corporate power to enter into and sign this Agreement and the agree to the transactions contemplated herein.

21. Enforcement. This Agreement, any disputes which may arise in connection with the interpretation or enforcement of the Agreement, and the rights and obligations of the Parties generally shall be governed by the laws of the State of Texas and without regard or reference to its choice or conflict of law rules. All actions to enforce this Agreement shall be brought exclusively in state and federal courts located in Houston, Harris County, Texas, and the Parties consent to the exclusive jurisdiction of the state or federal courts located in Houston, Harris County, Texas for such purpose. If any party to this Agreement brings suit to enforce any right or obligation under this Agreement, the prevailing Party shall be entitled to recover its expenses, including reasonable attorneys' fees, incurred in connection with that action.

22. Assignment. Neither this Agreement nor any rights under it is assignable or transferable to any other person or entity without the written consent of all Parties hereto.

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23. Rules of Contract Construction. Each Party represents that this Agreement is the product of negotiations among the Parties. All Parties acting through themselves or their attorneys have participated in the drafting of this Agreement. Therefore, no Party to this Agreement shall be charged with having promulgated this Agreement or have this document construed for or against a Party under the rules of contract construction. Headings are used herein only to assist the reader, and to the extent there are any conflicts between the Headings and the substance of this Agreement, the substance of this Agreement shall govern.

24. Counterparts. The Parties further agree that this Agreement may be executed in multiple counterparts, including by electronic transmission and by email in portable document format, each of which shall constitute an original and all of which shall constitute one and the same document.

25. Non-Disparagement. In exchange for the Compensation, Consultant shall not make any false or disparaging statements, either written or oral, about Company, its officers, employees, stockholders, directors, affiliates and the respective entities and property of Company. Consultant further agrees not to make any complaints or reports to any governmental agencies, departments or offices that are false about Company, its facilities and/or its agents and employees. Consultant acknowledges and agrees that any such false or disparaging remarks or communications, of whatever nature to whomsoever communicated, may have a detrimental and deleterious effect on Company. Consultant further agrees that there are no issues, reasons, causes, situations, sets of facts or circumstances concerning the relationship between Consultant and Company or otherwise, in existence that would justify the dissemination and/or publication of disparaging remarks. Consultant agrees that if Consultant should violate this contractual undertaking, it will be difficult, if not impossible for Company to be adequately compensated by money and, therefore, upon sufficient proof of a breach, equitable remedies including injunctive relief shall be appropriate.

26. Notices. Any notice required or permitted to be given in connection with this Agreement shall be in writing and shall be sufficiently given if delivered in person, by overnight courier or email to the addresses set forth on the signature page below. Any notice delivered or transmitted to a Party as provided herein shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day then notice shall be deemed to have been given and received on the next business day. Any Party may, from time to time, change its address by giving notice to the other Party in accordance with the provisions of this Section 26.

27. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against either Party unless such modification, amendment or waiver is approved in writing by each Party hereto. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Signing Date.

CONSULTANT:

/s/ Stephen Conboy,

Steve Conboy

Address:

[***]

[***]

Email: [***]

COMPANY:

CITROTECH, INC.

By: /s/ Wesley J. Bolsen

Name: Wesley J. Bolsen

Title: Chief Executive Officer

Email: wes.bolsen@citrotech.com

Address: 6400 S. Fiddlers Green Cir, Suite 300 Greenwood Village, CO 80111

[SIGNATURE PAGE TO CITR / CONBOY TRANSITION AGREEMENT]

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